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                                                                    Exhibit 10.3

                                LICENSE AGREEMENT
                                   as amended
      September 30, 1997, March 11, 1998, August 10, 1998 & August 25, 1998

          THIS LICENSE AGREEMENT is made and entered into as of the 30th day of July 1997, by and between IRVINE SENSORS CORPORATION, a Delaware Corporation (the "Company"), and ADVANCED TECHNOLOGY PRODUCTS, LLC, a California limited liability company ("ATP"), with reference to the following facts:

               A. The Company is the owner of certain intellectual property rights (the "Technology") to two high technology products, the Real Time Vector Image Processor ("VIP-20") and Electronic Film ("E-Film"). The Technology is described in Exhibit A annexed hereto.

               B. ATP desires to obtain the Technology for $400,000 and to license the Technology back to the Company to develop the VIP-20 and E-Film into commercially marketable products.

               C. The parties desire to enter into this Agreement to define their future rights to the Technology.

          NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto do hereby agree as follows:

     1. Purchase of Technology. ATP hereby agrees to purchase the Technology from the Company for the sum of Four Hundred Thousand Dollars ($400,000). The parties shall use their best efforts to consummate the sale of the Technology by December 31, 1997.

     2. License. ATP hereby grants to the Company and the Company accepts a transferable, exclusive, worldwide license to use the Technology for the purpose of developing and manufacturing products utilizing the Technology ("Licensed Products"), to enter into and perform contracts that utilize the Technology with any party, and to use, sell or otherwise dispose of Licensed Products in all countries of the world.

     3. Product Development Funding. ATP shall have the right, but not the obligation, to fund the research and development and manufacturing and marketing activities to be carried out by the Company, in an amount not to exceed $1,100,000. If ATP commences to fund such activities it shall have the right to suspend such funding in its sole discretion.

     4. Royalties.

          4.1 In consideration of the license granted in Section 2 hereof and its commitment to fund certain activities relating to the Products pursuant to
Section 3 hereof, the Company agrees that its direct sales of Licensed Products covered by one or more claims of any of the patents or Technology listed in Exhibit A shall be subject to royalty payments on the Gross Selling Price thereof (as hereinafter defined). Such royalty shall be paid at the following rates, subject to the election of investors in ATP's offering of limited liability company interests (the "Offering"):

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               a. Royalty Program "A". This section deleted in its entirety.

               b. Royalty Program "B". For investors not electing the Share redemption option provided for in Section 5.2, royalties will be paid at the following rates for each $100,000 contributed by ATP on behalf of such investors to the Company pursuant to Sections 1 and 3 hereof: (i) 1% of the Gross Selling Price of Licensed Products for each $100,000 invested in the Company until distributions equal $300,000 per $100,000 invested, thereafter (ii) 1/3% of the Gross Selling Price of Licensed Products for each $100,000 invested in the Company until distributions equal $1,000,000 per $100,000 invested, thereafter
(iii) 1/10% of the Gross Selling Price of Licensed Products for each $100,000 invested in the Company for the life of the Licensed Products. The parties acknowledge that for purposes of calculating royalties due under this section that the amount of capital invested by ATP in the Company is deemed to be $200,000.

               c. Royalty Program "C". For investors who have previously elected Royalty Program "A" or "B" as set forth above, these investors may now elect by September 30, 1998 to participate in Royalty Program "C" and end their participation in Royalty Program "A" or "B". Investors previously electing Royalty Program "A" have the option of: (a) exchanging their interest in E-Film product royalties for shares of common stock ("Shares") in IMAGEK, Inc., a wholly owned subsidiary of Irvine Sensors Corporation at the exchange rate of 8,500 Shares per $10,000 invested in the Company (IMAGEK has reserved approximately 11.3% of its initial capital structure to effectuate this offer to the Company); (b) retaining their VIP 20 product royalties, but agreeing that such VIP 20 product royalties shall end when the sum of those royalties and the public market value of their IMAGEK, Inc. common stock received pursuant to (a) above equals three (3) times their initial investment in the Company; and (c) retaining 50% of their share redemption rights as granted in Section 5.2 of the Licensing Agreement. Investors previously electing Royalty Program "B" have the option of: (a) exchanging their interest in E-Film product royalties for shares of common stock ("Shares") in IMAGEK, Inc. a wholly owned subsidiary of Irvine Sensors Corporation at the exchange rate of 8,500 Shares per $10,000 invested in the Company (IMAGEK has reserved approximately 11.3% of its initial capital structure to effectuate this offer to the Company); and (b) retaining their VIP 20 product royalties, but agreeing that such VIP 20 product royalties shall end when the sum of those royalties and the public market value of their IMAGEK, Inc. common stock received pursuant to (a) above equals ten (10) times their initial investment in the Company. The parties acknowledge that all investors in this classification have elected to have their E-Film royalty rights converted to shares of common stock of IMAGEK, but shall continue to be entitled to receive royalty payments for VIP 20 sales as stated in the Third Amendment to the License Agreement.

          4.2 The expression "Gross Selling Price" shall for the purpose of this Agreement mean the invoice price for Licensed Products sold by the Company during the term of this Agreement, such price not to include normal discounts actually granted, insurance fees and packing and transportation charges as invoiced separately to customers, and duties and sales taxes actually incurred and paid by the Company in connection with delivery of such Licensed Products.

          4.3 Within thirty (30) days after the close of each fiscal quarter of the Company of each year during which this Agreement shall be in force, the Company hereby undertakes to submit to ATP a statement in writing duly certified by an officer of the Company, setting forth with respect to the Company for the quarterly period concerned:

          a) the Gross Selling Price of royalty-bearing Licensed Products sold by the Company;

          b)   the royalties and other license fees received by the Company from

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               its sublicensees; and

          c)   the royalty accrued to ATP.

Payment of the above-described royalties shall be made within thirty (30) days after the end of each fiscal quarter of the Company.

     5. Reversion of Technology to the Company/Share Redemption Provision

          5.1 At such time as the Company has paid to ATP 315% of the gross capital contributions contributed by ATP to the Company all of ATP's right, title and interest in and to the Technology shall forthwith be transferred to the Company, without any further action on the part of ATP or the Company. This Agreement shall not terminate, however, and the Company's obligation to pay royalties to ATP pursuant to Section 4.1 shall continue if there were any investors in the Offering electing Royalty Program "B." If there were none then this Agreement shall thereupon terminate.

          5.2 Each ATP investor electing Royalty Program "A" as set forth in
Section 4.1 above shall have the right to cause the Company to redeem such contributions by giving notice to ATP within five years after such contribution date, but prior to such investor receiving an amount of distributions equal to 100% of said capital contributions. Such redemption shall be in the form of restricted shares of common stock of ISC to be issued at the greater of: (a) the discounted rate of 20% less than the market price of the Company's common stock at the time of redemption, or (b) $1.00 per share, for each dollar invested. Notwithstanding the foregoing, if such shares of common stock of ISC issued pursuant to this redemption provision are "registered" and "free trading" then they shall be issued at the market price of the Company with no discount. (For example, if the Company's common stock were trading at $2.00 per share at the time of redemption then the conversion price, assuming the shares to be issued were "restricted" and not "free trading," would be $1.60 per share; however, if the common stock were trading at $.875 at the time of redemption, then the conversion price would be $1.00). Such redemption provision shall automatically be triggered if any termination event pursuant to section 8.1(b) herein shall occur. Any such capital contributions redeemed pursuant to this section shall reduce, dollar for dollar, the amount of the Company's obligation set forth in section 5.1 herein. Royalty Program "A" investors who have elected Royalty Program "C" shall retain 50% of their share redemption rights as granted in this Section of the Licensing Agreement.

     6. Term of Agreement.

          6.1 Unless terminated earlier in accordance with the provisions of section 5 or section 9 hereof, this Agreement shall continue in force and effect until June 30, 2025.

          6.2 In the event that this Agreement is terminated in accordance with section 9 hereof, all rights of the Company under this Agreement shall terminate, but the accrued obligations of the Company set forth in section 2 shall continue.

     7. Warranties of ATP and the Company.

          7.1 ATP represents and warrants to the Company that it has legal power to enter into this Agreement and to extend the rights granted to the Company in this Agreement, that subject to payment of the purchase price as set forth in section 1 hereof, it owns the Technology and has the right to transfer the same to the Company, and that it has not made any commitments to others inconsistent with or in derogation of such rights. ATP makes no representations, extends no warranty of any kind, either

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expressed or implied, and assumes no responsibilities whatever with respect to the adequacy, accuracy or utility of any information obtained by the Company under this Agreement; and ATP assumes no responsibilities whatever with respect to use by the Company or any third party of any information obtained by the Company under this Agreement or with respect to any use, sale or other disposition by the Company or its vendees or other transferees of any Licensed Products.

          7.2 The Company represents and warrants to ATP that it will use its best efforts to perform all reasonable and customary research and development activities necessary to bring the Products to market. The Company further represents and warrants to ATP that it will use its best efforts to manufacture and market the Products either directly or through third parties.

          7.3 The Company represents and warrants to ATP that it is not presently subject to an material pending or threatened litigation that could affect its ability to perform under this Agreement.

          7.4 Nothing contained in this Agreement shall be construed as a warranty or representation that the Company will be able to successfully manufacture, sell or use any Licensed Products or that the manufacture, sale, use or other disposition of Licensed Products hereunder will be free from infringement of patents, utility models, copyrights, trademarks and/or design patents of third parties.

     8. Sublicenses.

          8.1 The Company shall have the right, throughout the term of this Agreement, to enter into sublicense agreements with third parties for the use of the Technology. The Company agrees to negotiate all such sublicense agreements at arms/ length and in good faith, so as to maximize the return to it under each such sublicense agreement, and, in turn, the return to ATP under this Agreement.

          8.2 In the event of the valid termination of the Company's license under this Agreement for any reason, any existing sublicensee shall have the option for 90 days from the date of notice of termination by ATP to covert to a direct license from ATP on comparable terms as contained herein, as nearly as may be practicable.

          8.3 The Company agrees to give ATP (i) notice of any agreement in principle to enter into any such sublicense, within 10 days of the date of said agreement, and (ii) a copy of the fully executed agreement promptly upon execution thereof.

          8.4 ATP shall give notice promptly to every sublicensee of any notice of default sent to the Company hereunder, to enable such sublicensee to utilize the option provided for in section 8.2. above.

     9. Termination.

          9.1 Notwithstanding the provisions of section 4 hereof, this Agreement may be terminated:

               a) by ATP giving notice by registered mail or telegram to the Company in the event of the Company being in breach of or in default under any duty or obligation of this Agreement and the Company having failed to remedy such breach or default within thirty (30) days of ATP having served written notice to remedy such breach or default, with the date of service deemed to be the date of mailing or the date of the telegram; or

               b) by ATP upon written or telegraphic notice to the Company in the event of (i) the bankruptcy of ISC, (ii) cessation of operations by ISC,
(iii) the seizure or attachment of all or a

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substantial part of ISC's assets, or (iv) the termination of ISC's research and development or manufacturing and marketing activities relating to the Products. In any of the foregoing events ATP shall also have the right to elect to not terminate this Agreement, but to treat the Company as a non-exclusive licensee and ATP will be entitled to contract with other third parties to further develop and market the Products.

          9.2 In the event that a dispute shall arise as to the validity of any notice of default sent by ATP to the Company hereunder, the parties agree to submit the same to arbitration in Orange County, California, in accordance with the then current rules of the American Arbitration Association.

     10. Waiver/Severability.

          10.1 The waiver by either party of a breach or default in any of the provisions of this Agreement by the other party shall not be construed as a waiver by such party of any succeeding breach of the same or other provisions nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such party.

          10.2 If any term, clause or provision of this Agreement shall be judged to be invalid, the validity of any other term, clause or provision shall not be thereby affected and such invalid term, clause or provision shall be deemed deleted from this Agreement.

     11. Applicable Law. This Agreement shall be governed by and construed, and any claim or controversy arising with respect thereto shall be determined, in accordance with the laws and in the competent courts of the State of California.

     12. Miscellaneous.

          12.1 This Agreement embodies the entire understanding of the parties as it relates to their respective rights in and to the Technology, and this Agreement supersedes any prior agreement or understanding between the parties with respect to such subject matter. No amendment or modification of this Agreement shall be valid or binding upon the parties unless signed by their respective, duly authorized, officers.

          12.2 Nothing contained in this Agreement shall be construed as conferring by implication, estoppel or otherwise upon either party hereunder any license or other right expect the licenses and rights expressly granted hereunder to a party hereto.

          12.3 This Agreement cannot be assigned by any party without the written consent of the other party hereto and should any assignment be made by the one party without the written consent of the other party such assignment will be null and void. ATP does hereby consent to the assignment of certain rights of the Company to IMAGEK as contained in the Technology Transfer Agreement dated August 25, 1998.

          12.4 Any notice or statement hereunder shall be deemed to be sufficiently given or rendered when sent by registered mail, postage prepaid, and if given or rendered to ATP, addressed to:

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          Advanced Technology Products, LLC
          3001 Redhill Avenue
          Building III, Suite 208
          Costa Mesa, CA  92626
          Attn: John C. Carson

or, if given or rendered to the Company, addressed to:

          Irvine Sensors Corporation
          3001 Redhill Avenue
          Costa Mesa, CA  92626
          Attn: James D. Evert, President

or in any case to such changed address or person as ATP or the Company shall have specified to the other by written notice.

     IN WITNESS WHEREOF, the parties hereof have caused this Agreement to be signed as of the date first above written.

IRVINE SENSORS CORPORATION
a Delaware corporation


By: /s/ James D. Evert
    -------------------------
    James D. Evert, President


ADVANCED TECHNOLOGY PRODUCTS, LLC
a California limited liability company


By: /s/ John C. Carson
    --------------------------------
    John C. Carson, Managing Member

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                         EXHIBIT A TO LICENSE AGREEMENT

For purposes of establishing the Company's rights, "Technology" shall be defined as any and all technology conceived and/or developed by the Company for the Products defined as "VIP-20" and "Electronic Film" in ATP's Private Placement Memorandum dated August 1, 1997, including any technology covered by any of the U.S. Patents secured by the Company through applications made on behalf of the Products.